Exhibit 99.1

Ideanomics, Inc. ReportsQ1 2020 Financial Results

•	Logistical vehicle segment saw strong demand due to the increase in home deliveries
•	Continues to build on order book with Silk Road Rainbow Car Rental Group
•	Soft launch of Qingdao EV Hub on May 1

NEW YORK, May 11, 2020 /PRNewswire/ -- Ideanomics (NASDAQ: IDEX) ("Ideanomics" or the "Company"), a global company focused on monetizing the adoption of commercial electric vehicles and associated energy consumption, as well as enabling the next generation of financial services and fintech products, announced today its First Quarter 2020 operating results for the period ended March 31, 2020 (a full copy of the Company's 10-Q report is available at www.sec.gov).

Conference Call: Ideanomics’ management, including Alf Poor (Chief Executive Officer), Conor McCarthy (Chief Financial Officer) and Tony Sklar (VP of Communications and Head of Investor Relations), will host live an earnings release conference call at 4:30 pm ET, Monday, May 11, 2020 (4:30am Tuesday May 12, 2020 Beijing/Hong Kong Time). Click here for details.

To join the webcast, please visit the 'Events & Presentations' section of the Ideanomics corporate website (http://www.ideanomics.com/), or Dial-in Number: (Toll-Free US & Canada): 877-407-3107 or 201-493-6796; for China: +86-400-120-2840. Time permitting, Ideanomics management will answer questions during the live Q&A session.

A replay of the earnings call will be available soon after the conclusion of the event.

"While we were impacted through the Covid-19 lockdown in China during Q1, we were able to push forward with developing our pipeline and even processed some deliveries to show our systems and procedures are ready to fulfill orders at scale. To have achieved any deliveries in China during the first quarter is a testament to the determination and tenacity of our teams on the ground,” said Alf Poor, CEO of Ideanomics. We look forward to Q2 and beyond, including an AGM in the summer of this year to showcase both the MEG business and the formal ribbon-cutting on our new 1MM square feet EV center in Qingdao.”

Ideanomics First Quarter 2020 Operating Results

Revenue for the three months ended March 31, 2020 was $0.4 million as compared to $26.9 million for the same period in 2019, a decrease of $26.6 million, or 99%. The revenue in the first quarter of 2019 included $26.8M from the provision of Digital Asset Management Services, there was no revenue from this source in the current quarter.  In the current quarter we recorded US$55,000 from the sale of EV taxis, achieving these sales during a period when almost all economic activity in China was at a standstill is a testament to the dedication and innovation of our China based sales and operations team.  The US$55,000 of EV revenue was recorded on a Net basis as under the US GAAP rules relating to revenue recognition it was determined that Ideanomics acted in an agent capacity for these sales rather than as principal.  For information purposes only, if we had acted in a Principal capacity the Revenues would have been approximately US$300,000, with a related Cost of Revenue of approximately US$245,000 with a Gross Profit on the EV transactions of US$55,000

Performance on a sequential basis, revenues saw improvement in the first quarter of $0.4 million versus $63,000 in the fourth quarter ending December 31, 2019.

In March 2019, the Company entered into an agreement with GTD whereby the Company provided digital asset management services. The revenue was recognized based on the progress of completion of services. The Company recognized $26.6 million for the period ended March 31, 2019 and the remaining $14.1 million was recognized in the remainder of 2019.

In the first quarter of 2020, the Company is gradually ramping up its business related to EVs and recognized $0.1 million revenue from the sales of EVs. The EV revenues for the current quarter were recorded on an Agency (Net) basis because the Company acted as an agent rather than principal in these transactions.

Gross Profit

Gross profit for the three months ended March 31, 2020 was $44,000, as compared to gross profit in the amount of $26.7 million during the same period in 2019. The gross profit ratio for the three months ended March 31, 2020 was 12%, while in 2019, it was 99%.  The decrease was mainly due to: 1) digital asset management service revenue recognized in 2019 has higher gross margin than the gross margin in EVs; and 2) the negative gross margin from the Delaware Board of Trade or DBOT business for the three months ended March 31, 2020 due to the business is still in development stage.

Operating Expenses in Q1 were $9.5 million dollars versus $5.8 million in the prior year – and increase of $3.7 million which was largely driven by one-time non-operating charges as we transitioned the business.

Operating expenses, excluding one-time charges in the fourth quarter, declined from $14.2 million to $9.5 million in the first quarter.

Operating Loss

The loss from operations for the quarter ending March 31, 2020 was $9.4 million compared a gain of $20.9 million in the first quarter of 2019 and a loss of $13.6 million in the fourth quarter of 2019, excluding one-time charges.

About Ideanomics

Ideanomics (Nasdaq:IDEX) is a global company focused on facilitating the adoption of commercial electric vehicles and developing next generation financial services and Fintech products. Its electric vehicle division, Mobile Energy Global (MEG) provides financial services and incentives for commercial fleet operators, including group purchasing discounts and battery buy-back programs, in order to acquire large-scale customers with energy needs which are monetized through pre-paid electricity and EV charging offerings. Ideanomics Capital includes DBOT ATS and Intelligenta which provide innovative financial services solutions powered by AI and blockchain. MEG and Ideanomics Capital provide our global customers and partners with better efficiencies and technologies and greater access to global markets.

The company is headquartered in New York, NY, and has offices in Beijing, China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties, and include statements regarding our intention to transition our business model to become a next-generation financial technology company, our business strategy and planned product offerings, our intention to phase out our oil trading and consumer electronics businesses, and potential future financial results. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, such as risks related to: our ability to continue as a going concern; our ability to raise additional financing to meet our business requirements; the transformation of our business model; fluctuations in our operating results; strain to our personnel management, financial systems and other resources as we grow our business; our ability to attract and retain key employees and senior management; competitive pressure; our international operations; and other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on the SEC website at www.sec.gov.. All forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations and Media Contact

Tony Sklar, VP of Communications at Ideanomics

55 Broadway, 19th Floor New York, New York 10006 Email: ir@ideanomics.com

www.ideanomics.com

Tel: +1.212.206.1216

IDEANOMICS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited) (USD in thousands)

	March 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$5,914	$2,633
Accounts receivable, net (due from related parties were $1,688 and $2,284 as of March 31, 2020 and December 31, 2019, respectively)	1,833	2,405
Prepayments	477	572
Amount due from related parties	1,280	1,256
Other current assets	588	587
Total current assets	10,092	7,453
Property and equipment, net	355	378
Fintech Village	12,561	12,561
Intangible assets, net	51,595	52,771
Goodwill	10,789	23,344
Long-term investments	22,618	22,621
Operating lease right of use assets	6,051	6,934
Other non-current assets	883	883
Total assets	$114,944	$126,945

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK, REDEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$3,656	$3,380
Deferred revenue	500	477
Accrued salaries	952	923
Amount due to related parties	1,842	3,962
Other current liabilities	6,029	6,466
Current portion of operating lease liabilities	1,289	1,113
Current acquisition earn-out liability	5,952	12,421
Promissory note-short term	3,045	3,000
Convertible promissory note due to third parties	6,015	1,753
Convertible promissory note due to related parties	1,566	3,260
Total current liabilities	30,846	36,755
Asset retirement obligations	5,094	5,094
Convertible promissory note due to third parties-long term	5,120	5,089
Convertible promissory note due to related parties-long term	3,290	1,551
Operating lease liability-long term	6,010	6,222
Non-current acquisition earn-out liability	10,701	12,235
Total liabilities	61,061	66,946
Commitments and contingencies (Note 18 )
Convertible redeemable preferred stock and Redeemable non-controlling interest:
Series A - 7,000,000 shares issued and outstanding, liquidation and deemed liquidation preference of $3,500,000 as of March 31, 2020 and December 31, 2019	1,262	1,262
Redeemable non-controlling interest	7,153	-
Equity:
Common stock - $0.001 par value; 1,500,000,000 shares authorized, 163,460,045 shares and 149,692,953 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	163	150
Additional paid-in capital	293,345	282,554
Accumulated deficit	(260,829)	(248,481)
Accumulated other comprehensive loss	(680)	(664)
Total IDEX shareholder’s equity	31,999	33,559
Non-controlling interest	13,469	25,178
Total equity	45,468	58,737
Total liabilities, convertible redeemable preferred stock, redeemable non-controlling interest and equity	$114,944	$126,945

The accompanying notes are an integral part of these unaudited consolidated financial statements.

IDEANOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (USD in thousands)

	Three Months Ended
	March 31, 2020	March 31, 2019

Revenue from third-parties	$378	$346
Revenue from related parties	-	26,600
Total revenue	378	26,946
Cost of revenue from third-parties	334	258
Cost of revenue from related parties	-	-
Gross profit	44	26,688

Operating expenses:
Selling, general and administrative expenses	5,827	4,188
Professional fees	1,757	1,360
Impairment loss	887	-
Acquisition earn-out expense	532	-
Depreciation and amortization	476	244
Total operating expenses	9,479	5,792

Income (Loss) from operations	(9,435)	20,896

Interest and other income (expense):
Interest expense, net	(3,156)	(735)
Equity in loss of equity method investees	(3)	(280)
Others	(26)	(58)
Income (Loss) before income taxes and non-controlling interest	(12,620)	19,823

Income tax benefit	-	86

Net income (loss)	(12,620)	19,909

Net loss attributable to non-controlling interest	272	18

Net income (loss) attributable to IDEX common shareholders	$(12,348)	$19,927

Earnings (loss) per share
Basic	$(0.08)	$0.19
Diluted	(0.08)	$0.18

Weighted average shares outstanding:
Basic	157,859,642	105,345,673
Diluted	157,859,642	116,301,236

The accompanying notes are an integral part of these unaudited consolidated financial statements.